Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

      We hereby consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement on Form F-4 of Sanofi-Aventis (formerly known as Sanofi-Synthelabo) (No. 333-112314) of our report dated March 22, 2004, with respect to the consolidated financial statements of Sanofi-Aventis included in its Annual Report under Form 20-F for the year ended December 31, 2003. We also consent to the references to our firm under the captions “Summary Selected Historical Consolidated Financial Data of Sanofi-Aventis” and “Experts” in such Registration Statement.

ERNST & YOUNG Audit

Represented by Valérie Quint and Jean-Claude Lomberget

/s/ Valérie Quint /s/ Jean-Claude Lomberget

Valérie Quint Jean-Claude Lomberget

Paris, France

October 15, 2004